Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT made the 21st day of September, 2004, between and among EASTERN SERVICES CORPORATION (“ESC”), a business corporation having its principal place of business at 25 Race Avenue, Lancaster, Pennsylvania; and SUZANNE M. EMMET (the “Executive”), an individual residing Cumberland County.

WITNESSETH

WHEREAS, ESC is a member of Eastern Holding Company Ltd., an insurance holding company system and operating as a management company for the members of the holding company system; and

WHEREAS, the Executive has served ESC faithfully and well in various capacities for an extended period of time; and

WHEREAS, ESC desires to formally retain the Executive as a senior officer and set forth the terms by which her employment is to be governed; and

WHEREAS, the Executive is willing to enter into a formal agreement governing her employment by ESC under the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. ESC hereby employs the Executive, and the Executive hereby accepts employment with ESC, on the terms and conditions set forth in this Agreement.

2. Duties of the Executive. The Executive shall perform and discharge well and faithfully such duties as an executive officer of ESC as may be consistent with this Agreement and assigned to her from time to time by the Board of Directors of ESC (the “Board”). The Executive shall be employed in such capacities and with such duties as are set forth on Exhibit A attached hereto, and shall hold such other titles of substantial stature as may be given to her from time to time by the Board or, with the approval of the Board, by the board of directors of any company affiliated with ESC. The Executive shall devote her full time, attention and energies to the business of ESC during the Employment Period (as defined in Section 3); provided, however, that this Section 2 shall not be construed as preventing the Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as an officer or a member of the board of directors of a company affiliated with ESC, or (c) being involved in any other activity (including community or civic activities) with the prior approval of the Board. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business/or commercial activities of ESC or any of its affiliated companies.

3. Term of Agreement.

(a) Except as otherwise provided in this Section 3 or Section 5, this Agreement shall be for a one-year period (the “Employment Period”) beginning on the date first set

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forth above. Beginning with the second day of this Agreement, and on each day thereafter, the Employment Period shall be extended by one day, so that, at all times, the Employment Period shall be for a period of one year. Notwithstanding the preceding terms of this subsection, ESC may, at any time, deliver to the Executive a written notice advising her that it desires to terminate the foregoing automatic renewal provisions, in which event the Employment Period shall, subject to the terms of this Agreement, continue through the remainder of its term in effect on the date such notice of nonrenewal is given.

(b) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate, as provided below, for Cause upon the giving of written notice by the Board to the Executive. As used in this Agreement, “Cause” means any of the following:

(i) the Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of 60 consecutive days or more;

(ii) the Executive’s willful refusal to follow the good faith written lawful instructions of the Board or the Executive’s immediate supervisor, with respect to (or on behalf of) ESC’s operations, and the failure to cure such refusal within ten days after such written notice is given, unless it is apparent under the circumstances that the Executive is unable to cure such refusal within such period (in which case termination shall be immediate);

(iii) the Executive’s intentional violation of the provisions of this Agreement, after written notice is given to her by the Board, and the failure to cure such violation within ten days of such written notice, unless it is apparent under the circumstances that the Executive is unable to cure such violation within such period (in which case termination shall be immediate); or

(iv) material dishonesty of the Executive in the performance of her duties.

Notwithstanding the preceding provisions of this subsection, the Executive’s employment under this Agreement shall not be deemed to have been terminated for Cause under any of the above clauses if such termination took place solely as a result of:

(i) questionable judgment on the part of the Executive;

(ii) any act or omission believed by the Executive, in good faith, to have been in, or not opposed to, the best interests of ESC or any of its affiliated companies; or

(iii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under

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the Articles of Incorporation or Bylaws of ESC or the directors’ and officers’ liability insurance of ESC, in each case as in effect at the time of such act or omission.

If this Agreement is terminated for Cause, all of the Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for accrued compensation, unreimbursed expenses described in Section 4(e), and accrued rights under the benefit plans and other programs of ESC, in accordance with the terms of the same.

(c) Notwithstanding the provisions of Section 3(a), the Executive’s employment under this Agreement may be terminated at any time during the Employment Period without Cause by action of the Board, upon giving notice of such termination to the Executive at least 30 days prior to the date upon which such termination shall take effect. If the Executive’s employment is terminated under the provisions of this Section 3(c), then the Executive shall be entitled to receive accrued compensation, unreimbursed expenses described in Section 4(e), as well as the compensation set forth in Section 6, in lieu of Section 4. In addition, she will be entitled to such accrued benefits to which she is then entitled under the benefit plans and programs of ESC, in accordance with the terms of the same.

(d) Notwithstanding the provisions of Section 3(a), if the Executive dies, this Agreement shall terminate as of the date of the Executive’s death, and all rights of the Executive under Section 4 shall cease as of the date of such termination (except for accrued compensation and unreimbursed expenses described in Section 4(e)); provided, however, that her beneficiaries shall also be entitled to accrued benefits to which she was then entitled at the time of death under the benefit plans and programs of ESC, in accordance with the terms of the same. In addition, if the Executive is survived by a spouse, ESC will continue to pay such spouse one year of the Executive’s Annual Base Salary (as defined in Section 4(a)) in effect on the date of her death. Payment shall be made monthly, commencing no later than 30 days after the date of her death.

(e) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically upon the Executive’s Disability and her rights under this Agreement shall cease (except for accrued compensation and unreimbursed expenses described in Section 4(e)) as of the date of such termination; provided, however, that the Executive shall nevertheless be absolutely entitled to receive an amount equal to and no greater than 100% of her Annual Base Salary (as defined in Section 4(a)), less amounts payable under any disability plan of ESC, until the earliest of (i) her return to any employment, (ii) her attainment of age 65, or (iii) her death; and provided further that the Executive shall be entitled to the accrued benefits to which she is then entitled under the benefit plans and programs of ESC, in accordance with the terms of the same. For purposes of this Agreement, the term “Disability” shall mean the Executive’s incapacitation by accident, sickness or otherwise which renders her mentally or physically incapable of performing all of the essential functions of her job, taking into account any reasonable accommodation required by law, without posing a direct threat to herself or others, for a period of six months.

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(f) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically upon the Executive’s voluntary termination of employment without Good Reason, prior to the end of the Employment Period. In such event, ESC shall have no further obligation to Executive under this Agreement, except for the payment of accrued compensation and unreimbursed expenses described in Section 4(e). The Executive’s rights under ESC’s benefit plans and programs shall be determined in accordance with their respective terms.

(g) The Executive agrees that, if her employment terminates under this Agreement, she will resign as a director of ESC and each of its affiliated companies, if she is then serving as a director of any of such entities.

(h) Notwithstanding the expiration of this Agreement in the ordinary course under Section 3(a) or the earlier termination of this Agreement provided elsewhere in this section, the provisions of Sections 7, 8 and 9 shall continue to apply in accordance with their respective terms.

4. Employment Period Compensation.

(a) Base Salary. For services performed by the Executive under this Agreement, ESC shall pay the Executive a salary during the Employment Period, at an annualized rate of $119,000.00, payable at the same times as salaries are payable to other executive employee’s of ESC. ESC may, from time to time, increase the Executive’s salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Board in the resolutions authorizing such increases. The Executive’s salary in effect from time to time under this section is herein referred to as her “Annual Base Salary”.

(b) Bonus. For services performed by the Executive under this Agreement, ESC shall pay the Executive bonuses during the Employment Period, in such amounts and at such times, annually or more frequently, as may be provided by the Board in its sole discretion. To the extent ESC maintains an annual bonus plan for its senior executive officers, the Executive shall be entitled to participate in the same at a level commensurate with her position(s). The payment of any such bonuses shall not reduce or otherwise affect any other obligation of ESC, including the payment of Annual Base Salary, to the Executive provided for in this Agreement.

(c) Vacations. During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies established from time to time by the Board; provided, however, that in no event shall the number of weeks of vacation be less than four. The Executive shall not be entitled to receive any additional compensation from ESC for failure to take her full vacation entitlement, nor shall she be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board.

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(d) Employee Benefits. During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of each of ESC’s employee benefit plans from time to time in effect in accordance with their terms. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed in lieu of the Annual Base Salary payable to the Executive pursuant to Section 4(a).

(e) Business Expenses. During the term of this Agreement, the Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by her, which are properly accounted for, in accordance with the policies and procedures established by the Board. Estimated expense advancements may be made, subject to a subsequent proper accounting in accordance with such policies and procedures.

(f) Club Membership. The Board may, solely at its discretion, provide for the payment or reimbursement of dues to dinner, country or other clubs. Any such payment or reimbursement shall be subject to such accounting procedures as the Board may deem necessary or appropriate for tax, accounting or other purposes.

(g) Automobile. During the term of this Agreement, the Executive shall be provided with an automobile allowance of $ - 0 - per month toward the use of her automobile for business and other use. The Executive shall be responsible for keeping such records as may be necessary for tax purposes.

(h) Stock Options, Etc. During the term of this Agreement, the Executive shall be entitled to participate in stock option, equity compensation and similar plans (if any) maintained by ESC at a level commensurate with her position(s).

5. Resignation of the Executive for Good Reason.

(a) The Executive may resign for Good Reason at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, “Good Reason” means any of the following:

(i) any reduction in title or a material adverse change in the Executive’s responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive’s positions and duties described in Exhibit A attached hereto or otherwise contemplated herein;

(ii) any reassignment of the Executive which requires the Executive to move her principal residence more than 100 miles from ESC’s principal executive office on the date of this Agreement;

(iii) any reduction in the Executive’s Annual Base Salary;

(iv) any failure by ESC to provide the Executive with broad-based employee benefits required hereunder, or the taking of any action that would materially reduce any of such benefits, unless such failure or reduction is applicable in each case to all plan participants;

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(v) the termination by ESC of the automatic renewal provisions of Section 3; or

(vi) any material breach of this Agreement of any nature whatsoever on the part of ESC.

(b) At the option of the Executive, exercisable by the Executive, within 15 months after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing (the “Notice of Termination”) delivered to ESC and the provisions of Section 6 hereof shall thereupon apply.

(c) In addition to the foregoing, in the event of the occurrence of a Change in Control (as defined in Section 5(d)), the Executive may voluntarily terminate her employment, for any or no reason, during the period beginning 12 months and one day following the occurrence of the Change in Control and ending 15 months following such occurrence. In the case of such termination, it shall be deemed a termination for Good Reason and she will be entitled to the payments and benefits provided in Section 6.

(d) For purposes of this Agreement, the term “Change in Control” means any change described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), or any other event or series of events described as such by the Board. Notwithstanding the foregoing, a transaction that would otherwise constitute a Change in Control under the Code, and that occurs within the lesser of the Employment Period or the first 18 months of this Agreement, shall not be deemed to constitute a Change in Control unless declared as such by the Board.

6. Rights in Event of Certain Termination of Employment. In the event that the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination to ESC, or the Executive’s employment is terminated by ESC without Cause (but excluding a Disability termination), Executive shall be entitled to receive the amounts and benefits set forth in this section, in addition to accrued compensation, unreimbursed expenses described in Section 4(e), and the benefits to which she may be entitled under the terms of any plans or programs of ESC in which she is a participant or to which she is a party.

(a) The Executive will be paid an amount equal to one time the sum of (i) the highest Annual Base Salary paid to her at any time under this Agreement, and (ii) the average of the annual bonuses paid to her with respect to the three calendar years immediately preceding the year of termination (or such lesser number of whole calendar years during which this Agreement has then been in effect). Such amount will be paid to the Executive in 12 equal monthly installments (without interest), beginning 30 days following the date of termination of employment.

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(b) In lieu of any additional benefits, except those to which she may be entitled under the terms of ESC’s employee benefit and other plans, contracts or arrangements, the executive will also be paid an amount equal to (i) 22.5%, times (ii) the highest Annual Base Salary paid to her under this Agreement, times (iii) one. Such amount shall be paid to her in 12 equal monthly installments at the same time as the payments in Subsection (a) are paid.

(c) In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by ESC, are such that she becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), ESC shall pay her such additional amount or amounts as will result in her retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount she would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, state, local and (if relevant) foreign tax rates. All calculations required to be made under this subsection shall be made by ESC’s independent public accountants, subject to the right of Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than 15 days following confirmation of such amount by ESC’s independent accountants. In the event any amounts paid hereunder by ESC are subsequently determined to be in excess of the amounts owed because estimates were required or otherwise, the Executive will reimburse ESC to correct the error upon written notice from ESC, together with written confirmation of the same by ESC’s independent accountants, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). In the event any amounts paid hereunder by ESC are subsequently determined to be less than the amounts owed (or paid later than when due) for any reason, ESC will pay to the Executive the deficient amount, together with (i) interest at the greater of the above- referenced rate or the interest she is required to pay taxing authorities, plus (ii) any penalties assessed against her by such authorities. Prior to its payment to the Executive, ESC shall be entitled to request the delivery of proof (by calculations made by the Executive’s accountant or, in the case of tax assessments, the Executive’s delivery of copies of such assessments) of the underpaid amounts and any interest or penalties assessed by taxing authorities. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

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7. Covenant Not to Compete, Etc.

(a) Covenant. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of ESC and its affiliated companies and accordingly agrees that, during the Employment Period and for a period of one year thereafter, she shall not:

(i) be engaged, directly or indirectly, either for her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in (A) the underwriting of workers’ compensation insurance, or (B) any other line of insurance or activity in which ESC or any of its affiliated companies is engaged during the Employment Period or at the date of termination of the Executive’s employment, in any state in which ESC or any of its affiliated companies is licensed to do business (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (A) the underwriting of workers’ compensation insurance, or (B) any other line of insurance or activity in which ESC or any of its affiliated companies is engaged during the Employment Period or at the date of termination of the Executive’s employment, in the Non-Competition Area;

(iii) solicit current or former customers of ESC or any of its affiliated companies in the Non-Competition Area; or

(iv) solicit for hire or otherwise hire current or former employees of ESC or its affiliated companies.

(b) Judicial Cut-Back. It is expressly understood and agreed that, although the Executive and ESC consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for ESC and its affiliated companies their good will and other proprietary rights, if a final determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 7(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or arbitrator may determine or indicate to be reasonable.

8. Unauthorized Disclosure. During the Employment Period, or at any later time, the Executive shall not, without the written consent of the Board or a person authorized thereby, knowingly disclose to any person, other than an employee of ESC or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as an executive of ESC, any material confidential information obtained by her while in the employ of ESC with respect to any of ESC’s or any of its affiliated companies’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to ESC or any of its affiliated companies; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or

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direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by ESC or its affiliated companies, or any information that must be disclosed as required by law.

9. Return of Company Property and Documents. The Executive agrees that, at the time of termination of her employment, regardless of the reason for termination, she will deliver to ESC and its affiliated companies, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items obtained by the Executive during the course of her employment.

10. Liability Insurance. ESC shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering the officers and directors of ESC against lawsuits, arbitrations and other legal or regulatory proceedings; provided, however, that nothing herein shall be construed to require ESC to obtain such insurance, if the Board determines that such coverage cannot be obtained at a reasonable price.

11. Notices. Any notice required or permitted to be given under this Agreement shall, to be effective hereunder, be given to ESC, in the case of notices given by the Executive, and be given by ESC, in the case of notices given to the Executive. Any such notice shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence of the Executive, in the case of notices to the Executive, and to the principal executive office of ESC, in the case of notices to ESC.

12. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of ESC specifically designated by the Board for such purpose. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Assignment. This Agreement shall not be assignable by any party hereto, except by ESC to any successor in interest to its business.

14. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matters of this Agreement, and it supersedes all prior written or unwritten understandings between the parties with respect to such subject matters.

15. Successors, Binding Agreement.

(a) ESC will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of ESC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ESC would be required to perform if no such succession had taken

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place. Failure by ESC to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, “ESC” shall mean ESC as hereinbefore defined and any successor to the business and/or assets of ESC as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as appropriate. If the Executive should die while any amount or benefit would be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's surviving spouse, if any, and, if there is no surviving spouse, to her estate.

16. Arbitration. ESC and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Section 7, 8 or 9, which may be litigated in court through an action for an injunction or other relief, including monetary damages resulting from a breach of any of such sections) are to be submitted for resolution in Lancaster, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (the “Rules”). ESC or the Executive may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the Rules. ESC and the Executive, may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, ESC and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided in this Agreement or any enforcement sought with respect to Section 7, 8 or 9, which may be litigated through an action for injunction or other relief.

17. Legal Expenses. ESC shall pay to the Executive (or her surviving spouse or estate) all reasonable legal fees and expenses when incurred by the Executive (or her surviving spouse or estate), in good faith, in seeking to obtain or enforce any right or benefit provided by this Agreement; provided she (or her spouse or estate) prevails with respect to any material issue in dispute.

18. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event she does secure employment.

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19. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic internal laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

21. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

22. Guaranty. Eastern Holding Company Ltd., a Caymanian company, hereby irrevocably and unconditionally guarantees to the Executive the full and timely performance by ESC of each and every obligation of ESC contained in this Agreement. Such obligation shall continue notwithstanding the occurrence of a Change in Control or an event described in Section 15(a).

23. Compliance With American Jobs Creation Act of 2004. To the extent any provision of this Agreement (or any document referred to herein) is in conflict with the proposed American Jobs Creation Act of 2004 (the “2004 Act”), the parties agree to modify this Agreement, in good faith and to the extent possible, to mitigate any adverse tax consequences that may otherwise result to the Executive, ESC and/or Eastern Holding Corporation.

24. Effective Date. This Agreement shall become effective immediately upon its execution and delivery by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

ATTEST	EASTERN SERVICES CORPORATION

By

WITNESS:	EXECUTIVE

SUZANNE M. EMMET

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Agreed to as of the date first set forth above:

EASTERN HOLDING COMPANY LTD.

By

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EXHIBIT A

Job Title:	Vice President of Claims
FLSA Class:	Exempt
Department:	Executive
Reports To:	President and Chief Operating Officer
Issued/Date Revised:	As of September 2004

Expectations For All Employees:

Supports the organization’s mission, vision, and values by exhibiting the following behaviors: excellence and competence, collaboration, innovation, respect personalization, commitment to our community, and accountability and ownership.

Job Summary:

The Vice President of Claims is responsible for managing all hand-on operational aspects and managing all claims functions for the Company. This position provides leadership, management and vision to ensure the strategic operational and claims functions of the Company are viable. This position ensures the company has the proper operational and claims controls, administrative and reporting procedures, and people systems in place to effectively grow the organization and advises regarding the operating and strategic decision making activities of the President and senior management. This position has a key role in ensuring the Company’s revenue and profitability objectives and overall business plan are met.

Essential Functions:

•	Oversee and mange all aspect of the day-to day operations of the claims division. This includes finance, budget planning, contract negotiations, legal and regulatory compliance, etc.

•	Provide technical advice and knowledge to others within the company; effectively develop solutions to business challenges.

•	Analyze operating performance and results of the Company and initiates corrective actions as necessary.

•	Foster a success-oriented, accountable environment within the company.

•	Reviews operating results of the organization, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

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•	Reviews activity reports and financial statements to determine progress and status in attaining objectives and revises objectives and plans in accordance with current conditions.

•	Accountable for complying with all laws and regulations that are associated with duties and responsibilities.

•	Foster a success-oriented, accountable business environment within the company; motivate and lead high-performance management teams, provide mentoring as guidance as appropriate.

•	Provide day-today leadership and management that mirrors the adopted mission and values of the company.

•	Recommends and implements strategic changes in Company practices and operations.

•	Establishes and maintains relationships with industry influencers and key strategic partners.

•	Participates in developing and executing Company strategic plans and objectives.

•	Provide technical advice and knowledge to others within the Company regarding claims administration; effectively develop solutions to business challenges.

Secondary Functions:

•

Direct supervision of the assigned staff, provide guidance, support and growth opportunities as appropriate. Provide timely feedback on a regular basis and complete formal reviews according to company policies.

•	Periodic evaluation of day-to-day claims department functions in conjunction with other managers in order to implement improvements of efficiency and effectiveness.

•	Maintain contact with key agency partners through periodic visits and updates.

•	[Serve as member of the Board and present and assist in proposing strategies, initiatives and policies for Board review/approval.]

•	Stay current with market (internal and external) challenges, opportunities and trends that may affect the company and ensure that appropriate strategies are implemented.

•	Participate in a wide variety of special projects.

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Knowledge, Skills and Abilities Required:

•

Substantial number of years of progressive experience in a corporate insurance; Bachelor’s Degree required in Business, Insurance or related field; CPCU or other advanced certification required or equivalent combination of education and experience.

•	Forward thinking individual with high ethical standards and an appropriate professional image; broad based knowledge of entrepreneurial business environment.

•	Understanding of governmental regulations and reporting requirements and the ability to interpret the requirements as business necessitates.

•	Strategic visionary with sound technical skills, analytical ability, good judgment and strong operational focus.

•	Ability to represent the organization with major customers/clients, the financial community, the public and others.

•	Highly developed organizational, planning and management skills and the ability to lead people and get results through others.

•	Ability to anticipate and solve practical problems or resolve issues.

•	Ability to communicate effectively and professionally both verbally and in writing with various constituencies and at all levels; both in and outside of the organization.

•	Ability to read, analyze, and interpret complex documents.

•

Ability to attend insurance and industry/business functions to promote and present a positive image of the Company; ability to participate in presentations; ability to travel as necessitated by business needs.

The above are not intended to be an all-inclusive list of the duties, responsibilities and requirements of the job described. Rather, they are intended only to describe the general nature of the job.

Supervisor Signature	Employee Signature

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AMENDMENT

TO EMPLOYMENT AGREEMENT

AGREEMENT made this 17th day of December 2008, by and between EASTERN SERVICES CORPORATION (“ESC”), a business corporation having its principal place of business at 25 Race Avenue, Lancaster, Pennsylvania, and SUZANNE M. EMMET (the “Executive”), an individual residing Cumberland County.

WITNESSETH:

WHEREAS, the parties entered into an agreement effective September 21, 2004, relating, among other things, to the Executive’s employment by ESC (the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by executing this document (the “Amendment”).

NOW, THEREFORE, the parties, intending to be legally bound hereby, further agree as follows:

1. The second to last paragraph of Section 3(b) of the Employment Agreement is amended and restated to read as follows—

Prior to January 1, 2009, no termination of the Executive may be effected under this subsection unless such termination is approved in advance by two-thirds (2/3) of the ESC directors (other than the Executive) then in office. Any termination in violation of the preceding sentence shall be deemed a termination without Cause and shall be governed by the provisions of Subsection (c), provided, however, that any amounts payable under Subsection (c) as a result of such termination shall be paid no earlier than the date that is six (6) months following such termination.

2. Section 3(e) of the Employment Agreement is amended and restated to read as follows—

(e) Notwithstanding the provisions of Section 3(a), Executive’s employment shall be terminated automatically by ESC upon the Executive’s Disability and her rights under this Agreement shall cease (except for accrued compensation and unreimbursed expenses described in Section 4(e)) as of the date of such termination; provided, however, that the Executive shall nevertheless be absolutely entitled to receive, in equal monthly installments (without interest), beginning 30 days following the Executive’s Disability, an amount equal to and no greater than 100% of her Annual Base Salary (as defined in Section 4(a)), less

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amounts payable under any disability plan of ESC, until the earliest of (i) her return to any employment, (ii) her attainment of age 65, or (iii) her death; and provided further that the Executive shall be entitled to the accrued benefits to which she is then entitled under the benefit plans and programs of ESC, in accordance with the terms of the same. For purposes of this Agreement, the term “Disability” shall mean the Executive’s incapacitation by accident, sickness or otherwise which renders her mentally or physically incapable of performing all of the essential functions of her job, taking into account any reasonable accommodation required by law, without posing a direct threat to herself or others, for a period of six months. (ESC shall be entitled to fund the benefits contemplated by this subsection in such manner as it deems most cost effective or otherwise desirable from a corporate perspective and to the extent ESC seeks the Executive’s cooperation to implement the funding alternative chosen by ESC, the Executive hereby agrees to take all steps as may be reasonably requested by ESC to implement the funding alternative.)

Notwithstanding the foregoing, any payments made pursuant to this Section 3(e), to the extent of payments made from the date of termination of Executive’s employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A- 2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. Notwithstanding the foregoing, if ESC determines that any other payments hereunder fail to satisfy the distribution requirement of Code Section 409A(a)(2)(A), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(l).

3. Section 4(b) of the Employment Agreement is amended and restated to read as follows—

(b) Bonus. For services performed by the Executive under this Agreement, ESC shall pay the Executive bonuses during the Employment Period, in such amounts and at such times, annually or more frequently, as may be provided by the Board in its sole discretion, provided that in no event shall any such bonuses be paid

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later than March 15 of the calendar year next following the year to which the bonus relates. To the extent ESC maintains an annual bonus plan for its senior executive officers, the Executive shall be entitled to participate in the same at a level commensurate with her position(s). The payment of any such bonuses shall not reduce or otherwise affect any other obligation of ESC, including the payment of Annual Base Salary, to the Executive provided for in this Agreement.

4. Sections 5(a) and (b) of the Employment Agreement are amended and restated to read as follows—

(a) The Executive may resign for Good Reason at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, “Good Reason” means any of the following:

(i) any reduction in title or a material adverse change in the Executive’s responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive’s positions and duties described in Exhibit A attached hereto or otherwise contemplated herein, all of which results in a material negative change to the Executive in the employment relationship;

(ii) any reassignment of the Executive to a location more than 100 miles from ESC’s principal executive office on the date of this Agreement;

(iii) any material reduction in the Executive’s Annual Base Salary; provided, however, that a reduction in the annual base salary for all similarly situated executives of ESC with a comparable responsibility level shall not constitute Good Reason under this Agreement;

(iv) any failure by ESC to provide the Executive with broad-based employee benefits required hereunder, or the taking of any action that would materially reduce any of such benefits, unless such failure or reduction is applicable in each case to all similarly situated plan participants;

(v) the termination by ESC of the automatic renewal provisions of Section 3, other than as permitted in such section, provided that such action by ESC results in a material negative change to the Executive in the employment relationship; or

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(vi) any material breach of this Agreement of any nature whatsoever on the part of ESC.

(b) At the option of the Executive, exercisable by the Executive, within 90 days after the occurrence of the event constituting Good Reason, and after ESC has failed to cure or otherwise fully remedy such event within 30 days following written notice of such event by the Executive, the Executive may resign from employment under this Agreement by a notice in writing (the “Notice of Termination”) delivered to ESC and the provisions of Section 6 hereof shall thereupon apply. Notwithstanding the foregoing, any amounts payable upon termination by the Executive upon the occurrence of any of the foregoing Good Reason events shall be paid only if the Executive actually terminates employment within two years following the initial existence of such event.

5. Section 6(b) of the Employment Agreement is amended and restated to read as follows—

(b) In lieu of any additional benefits, except those to which she may be entitled under the terms of ESC’s employee benefit and other plans, contracts or arrangements not referred to in Clause (ii) of this subsection, the Executive will be paid or provided the lesser value of (i) a lump sum cash payment of (A) 22.5%, times (B) the highest Annual Base Salary paid to her under this Agreement, times (C) one, payable within 30 days of Executive’s termination under this Section, or (ii) 12 months of tax-effected (determined based on the highest relevant marginal federal, state and local rates) employee welfare benefits substantially similar to those the Executive enjoyed during the 12-month period immediately prior to her termination. (To the extent any “in kind” benefit cannot be provided for any reason, and Clause (ii) is applicable, a tax- effected lump sum cash payment in lieu thereof shall be made to the Executive within 30 days of Executive’s termination under this Section.) Any applicable COBRA health care continuation coverage period under Code Section 4980B shall run consecutively with the 12-month period described in Clause (ii), if such clause applies.

To the extent it is determined that any benefits under Clause (ii) of this subsection are taxable to the Executive, if such clause applies, they are intended to constitute payments made upon an involuntary termination from service and payable pursuant to Treas. Reg. § 1.409A-1 (b)(9)(iii), to the maximum extent permitted by said provision and to the extent the payment of such taxable benefits would exceed the specified time period under Treas. Reg.

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§1.409A-l(b)(9)(iii), Executive shall be paid, within 30 days of the date of termination, a lump sum amount in cash equal to the present value (determined based upon 120% of the then prevailing monthly short-term applicable federal rate) of ESC’s cost, as of the date of termination, of otherwise providing such benefit beyond the specified time period under Treas. Reg. §1.409A-1(b)(9)(iii).

6. The second paragraph of Section 6(c) of the Employment Agreement is amended and restated to read as follows—

For purposes of determining the Gross-Up Payment, the Executive shall be deemed to be subject to the highest marginal federal, state, local and (if relevant) foreign tax rates. All calculations required to be made under this subsection shall be made by ESC’s independent public accountants, subject to the right of Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than 15 days following confirmation of such amount by ESC’s independent accountants, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive or ESC (as applicable) remits the related taxes. In the event any amounts paid hereunder by ESC are subsequently determined to be in excess of the amounts owed because estimates were required or otherwise, the Executive will reimburse ESC to correct the error upon written notice from ESC, together with written confirmation of the same by ESC’s independent accountants, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). In the event any amounts paid hereunder by ESC are subsequently determined to be less than the amounts owed (or paid later than when due) for any reason, ESC will pay to the Executive the deficient amount, together with (i) interest at the greater of the above-referenced rate or the interest she is required to pay taxing authorities, plus (ii) any penalties assessed against her by such authorities. Prior to its payment to the Executive, ESC shall be entitled to request the delivery of proof (by calculations made by the Executive’s accountant or, in the case of tax assessments, the Executive’s delivery of copies of such assessments) of the underpaid amounts and any interest or penalties assessed by taxing authorities. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

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7. A new Section 6(e) is added to the Employment Agreement, reading as follows—

(e) Any payments made pursuant to this Section 6, to the extent of payments made from the date of termination of Executive’s employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. Notwithstanding the foregoing, if ESC determines that any other payments hereunder fail to satisfy the distribution requirement of Code Section 409A(a)(2)(A), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(1).

8. A new Section 6(f) is added to the Employment Agreement, reading as follows—

(f) Notwithstanding the foregoing, and anything herein to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.

9. Section 23 of the Employment Agreement is amended and restated to read as follows—

Compliance With American Jobs Creation Act of 2004. If a payment or benefit is considered to be a deferral of compensation subject to Code Section 409A and the Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Executive’s death (the “Delay Period”). Within 10 days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum

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or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and ESC shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period within 10 days after the conclusion of such Delay Period.

10. In all other respects, the terms of the Employment Agreement are hereby affirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment, or caused it to be executed, on Dec 18, 2008.

EASTERN SERVICES CORPORATION

By

	Date:	12 - 17 -, 2008

[CORPORATE SEAL]	Attest

	Date:	12/18/, 2008

Suzanne M. Emmet

	Date:	12/18, 2008

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